EXHIBIT 10.1
Ixia
2010 Executive Officer Bonus Plan
     Ixia (“Ixia” or the “Company”) believes that a portion of each executive officer’s annual compensation should be directly related to the Company’s financial performance, and that a portion of such compensation should be directly related to such officer’s achievement of individual objectives. The 2010 Executive Officer Bonus Plan (“2010 Bonus Plan” or “the Plan”) is designed to motivate Ixia’s executive officers and to reward them for their continuing contributions to the Company’s business if, in 2010, the Company achieves certain financial results and/or such officers achieve their individual objectives. The Company believes that the achievement of these results and objectives is essential for the Company’s success. The effective date of the 2010 Bonus Plan is April 21, 2010 (the “Effective Date”).
Except as otherwise set forth herein, the Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer and have final authority on all matters relating to the Plan. The Committee may interpret and construe the Plan, decide any and all matters arising under or in connection with the Plan, and correct any defect, supply any omission, or reconcile any inconsistency in the Plan. Additionally, the Committee may amend, suspend, revoke, or terminate the Plan at any time. All bonus payouts under the Plan are subject to the prior approval of the Committee. All decisions by the Committee regarding the Plan will be made in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.
2010 Bonus Plan Components
Each Eligible Officer (as defined below), by virtue of his or her continuing employment with Ixia, will be eligible to receive:
(i)	Annual Bonus: a bonus based on the Company’s financial performance as measured by the degree to which the Company achieves two pre-set financial targets for 2010 approved by the Committee; and
(ii)	Individual Bonus: a bonus based on his/her achievement in 2010 of individual business or strategic objectives approved by the Committee (upon the recommendation of the Company’s Chief Executive Officer in the case of all Eligible Officers other than the Chief Executive Officer and the Chief Innovation Officer).
Except as otherwise provided below, the Annual Bonus and the Individual Bonus payable to an Eligible Officer will be calculated, in part, as a percentage of such Eligible Officer’s annual base salary of record in effect at December 31, 2010 (his/her “Annual Base Salary”). In determining an Eligible Officer’s Annual Base Salary, certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received under this Plan or otherwise, stock option or other equity incentive compensation, discretionary bonuses, disability benefits, sign-on bonuses, 401(k) Plan matching contributions, vacation/PTO cash outs, on call pay, and similar payments) will be excluded.
If an executive officer commences his/her employment as an Eligible Officer after January 1, 2010, or if there is a period in 2010 when an executive officer does not serve as an Eligible Officer, then, for purposes of determining the amount payable as an Annual Bonus or an Individual Bonus, that individual’s Annual Base Salary will be prorated based on the ratio of (i) the number of days that he/she serves as an Eligible Officer during 2010 to (ii) 360. Notwithstanding the foregoing, an executive officer who commences his/her employment as an Eligible Officer during the fourth calendar quarter of 2010 will not be eligible to receive either an Annual Bonus or an Individual Bonus under the Plan. An Eligible Officer who is on an approved leave of absence from the Company at any time during 2010 will, for purposes of determining eligibility under the 2010 Bonus Plan, be treated as being employed by the Company as an Eligible Officer during such leave of absence.
Eligible Officers
The following executive officers have been designated by the Committee as Eligible Officers for purposes of the 2010 Bonus Plan and will be eligible to participate in the 2010 Bonus Plan (all titles are positions with Ixia unless otherwise specified):
Chief Executive Officer and President
Chief Innovation Officer
Chief Financial Officer
Senior Vice President, Corporate Affairs and General Counsel
Senior Vice President, Product Development
Senior Vice President, Worldwide Sales
Vice President, Engineering Operations
Vice President, Human Resources
Vice President, Operations
A person appointed as an executive officer after the Effective Date will be eligible to participate in the 2010 Bonus Plan if he/she is expressly designated as an Eligible Officer under the 2010 Bonus Plan pursuant to a duly adopted resolution by the Committee or the Company’s Board of Directors.
An Eligible Officer whose title changes after the Effective Date will be entitled to continue to participate in the 2010 Bonus Plan on the same terms and conditions as applied immediately prior to such title change unless either (i) the terms of such Eligible Officer’s participation in the 2010 Bonus Plan are changed pursuant to a duly adopted Committee resolution; or (ii) the Committee amends the Plan to add the new title as an Eligible Officer in the Eligible Officer table above, in which case such individual will participate at the bonus participation level corresponding to his/her new title.
In order to earn and be eligible to receive bonuses payable under the 2010 Bonus Plan, an Eligible Officer must be employed by Ixia or one of its subsidiaries as an Eligible Officer on the date on which such bonuses are paid, unless such requirement is waived by the Committee pursuant to a duly adopted Committee resolution. An Eligible Officer who is on an approved leave of absence from the Company on the date on which such bonuses are paid and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence will be paid the bonus to which he/she is otherwise entitled within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which such bonuses are paid and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence will not be eligible to receive any such bonus.
Annual Bonuses
The Company’s consolidated revenues and Operating Income (as defined herein) for 2010 will be the two financial measures used for calculating the amount of Annual Bonuses payable under the 2010 Bonus Plan. For purposes of the 2010 Bonus Plan, “Operating Income” means the Company’s operating income from continuing operations calculated on a consolidated basis for the year ending December 31, 2010 after any bonuses payable under the 2010 Bonus Plan and the

Company’s 2010 employee bonus plan (as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, and similar charges or income). If, prior to January 1, 2011, any of the Company’s existing business units become a discontinued operation or the Company acquires another company or business (e.g., through a merger or acquisition of stock or assets), then the consolidated revenue and/or Operating Income targets under the Plan may be amended by the Committee in its sole discretion.
The amount of an Eligible Officer’s Annual Bonus will be calculated by multiplying (i) the product of such Eligible Officer’s Annual Base Salary (prorated, if applicable) and the applicable Annual Bonus Percentage listed opposite such Eligible Officer’s title in the Bonus Participation Table below by (ii) the applicable Bonus Factor (as defined herein). The Bonus Factor will be equal to the average of the Revenue Bonus Factor and the Operating Income Bonus Factor as determined in accordance with Schedule A. Stated mathematically, the amount of an Annual Bonus payable to an Eligible Officer equals ((AxB)xC), where A = an Eligible Officer’s Annual Base Salary (prorated, if applicable); B = the applicable Annual Bonus Percentage for such Eligible Officer; and C = the applicable Bonus Factor.
The amounts of the Company’s 2010 consolidated revenues and Operating Income will determine the applicable Bonus Factor. As indicated on Schedule A, the Revenue Bonus Factor will be 0% if the Company’s consolidated revenues are at or below the minimum revenue target, while revenues exceeding the minimum revenue target will result in higher Revenue Bonus Factors as set forth in Schedule A, up to a maximum Revenue Bonus Factor of 180%. As also indicated on Schedule A, the Operating Income Bonus Factor will be 0% if the Company’s 2010 Operating Income is at or below the minimum Operating Income target, while higher Operating Income will result in higher Operating Income Bonus Factors as set forth in Schedule A, up to a maximum Operating Income Bonus Factor of 180%. The percentage amount of the Revenue Bonus Factor will be determined by linear interpolation if the dollar amount of 2010 consolidated revenues falls between any two of the listed amounts. Similarly, the percentage amount of the Operating Income Bonus Factor will be determined by linear interpolation if the dollar amount of 2010 Operating Income falls between any two of the listed amounts.
Except as otherwise provided herein, an Annual Bonus will be payable in one lump sum (subject to applicable withholding taxes and other deductions) on or before March 15, 2011. In the event the Company’s consolidated financial statements for 2010 are restated, or the Company announces that such statements will be restated, to reflect a less favorable financial condition or less favorable results of operations than previously determined and/or reported, the Committee has the absolute right in its discretion not to pay, to delay the payment of, or to recover all or a portion of any bonus awarded to any Eligible Officer pursuant to the terms of the 2010 Bonus Plan.
Individual Bonuses
The percentage degree (0% to 100%) to which an Eligible Officer achieves his/her objectives for 2010 will be the measure for his/her 2010 Individual Bonus. The determination of the percentage degree to which an Eligible Officer achieves his/her objectives will be made by the Committee not later than March 1, 2010.
The amount of a bonus payable as an Individual Bonus will be calculated by multiplying (i) the product of an Eligible Officer’s Annual Base Salary (prorated, if applicable) and the Individual Bonus Percentage listed opposite such Officer’s title in the Bonus Participation Table below by (ii) the percentage degree to which it is determined that such Eligible Officer has achieved his/her objectives for 2010.

Except as otherwise provided herein, an Individual Bonus will be payable in one lump sum (subject to applicable withholding taxes and other deductions) on or before March 15, 2011.
Bonus Participation Levels
For purposes of determining an Eligible Officer’s Annual Bonus or Individual Bonus under the 2010 Bonus Plan, the 2010 Bonus Opportunity, Annual Bonus Percentage, and Individual Bonus Percentage for each of the Eligible Officers identified below will be as follows:
Bonus Participation Table (% of Base Salary)

	2010	Annual	Individual
	Bonus	Bonus	Bonus
Title	Opportunity	Percentage	Percentage
Chief Executive Officer and President	100%	75%	25%
Chief Innovation Officer	70	52.5	17.5
Chief Financial Officer	60	45	15
Senior Vice President, Corporate Affairs and General Counsel	60	45	15
Senior Vice President, Product Development	60	45	15
Senior Vice President, Worldwide Sales	60	45	15
Vice President, Engineering Operations	60	45	15
Vice President, Human Resources	60	45	15
Vice President, Operations	60	45	15
Additional Bonuses
In addition to bonuses payable under the 2010 Bonus Plan, additional bonuses may also be paid by the Company, but only upon the express approval of the independent members of the Company’s Board of Directors in their sole discretion.
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Schedule A
2010 Revenue Bonus Factor Matrix

	Revenue Targets(1)	Revenue
	(in thousands)	Bonus Factor(1)
Maximum	$(2)	180%
	(2)	140
	(2)	100
	(2)	60
	(2)	20
Minimum	(2)	0
2010 Operating Income Bonus Factor Matrix

	Operating Income Targets(1)	Operating Income
	(in thousands)	Bonus Factor(1)
Maximum	$(2)	180%
	(2)	140
	(2)	100
	(2)	60
	(2)	20
Minimum	(2)	0

(1)	For performance between two Revenue or Operating Income Targets, the Revenue Bonus Factor and the Operating Income Bonus Factor will be interpolated linearly.

(2)	The Compensation Committee has supplementally established levels of Revenue and Operation Income for purposes of this Schedule A.

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